CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTANT
On May 20, 2005, the Fund's Trustees, upon the recommendation of the Audit Committee, appointed
Ernst & Young LLP as the Fund's independent registered public accountant. The Fund's previous independent registered public accountant, Deloitte &
Touche LLP ("D&T") declined to stand for re-election.
The previous report issued by D&T on the Fund's financial statements for the fiscal year ended August 31, 2003 and August 31, 2004, contained no adverse opinion or disclaimer of opinion nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During the Fund's fiscal year ended August 31, 2003 and August 31, 2004: (i) there were no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such year; and (ii) there were no reportable events of the kind described in Item 304(a) (1) (v) of Regulation
S-K under the Securities Exchange Act of 1934, as amended.
As indicated above, the Fund appointed Ernst & Young LLP ("E&Y") as the independent registered public accountant to audit the Fund's financial statements for the fiscal year ended August 31, 2005. During the Fund's fiscal year ended August 31, 2003 and August 31, 2004, and the interim period commencing September 1, 2004 and ending May
20, 2005, neither the Fund nor anyone on its behalf has consulted E&Y on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements; or
(ii) concerned the subject of a disagreement (as defined in paragraph (a) (1) (iv) of Item 304 of Regulations S-K) or reportable events (as described in paragraph (a) (1) (v) of said Item 304).